Form 10-K405, Exhibit 13
period 1996-12-31
VERIFONE INC
filed 1997-03-26
CIK 820580

                                     EXHIBIT 13.1


                          1996 ANNUAL REPORT TO STOCKHOLDERS

             WE MOVE MONEY: DELIVERING A WORLD OF ELECTRONIC PAYMENT






                                     [SEAL]





                     VERIFONE       1996       ANNUAL REPORT



                                     [LOGO] VERIFONE

VeriFone provides hardware and software systems that enable secure electronic payment among consumers, merchants and financial institutions. As the leader in electronic payment systems for the merchant countertop, we support the broadest range of applications in the industry. Our products access all the principal payment networks. And we have formed strong relationships with major banks, card issuers, transaction processors, technology companies and value-added resellers.

   Our comprehensive product line includes credit, debit and smart card payment systems; application, network and communications software; and Internet commerce products. In addition, we offer the most comprehensive customer service in our industry, as well as product financing and consulting services. VeriFone solutions are being used by retail merchants, healthcare providers, government agencies, restaurants, service stations, convenience stores, Internet merchants, transaction processors and consumers.

   VeriFone's strategy is to continue to pursue market opportunities on a global scale. In addition to automating traditional merchant point-of-sale applications worldwide, we are driving developments in the rapidly evolving consumer systems and Internet commerce markets.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------




SELECTED FINANCIAL AND OTHER DATA
                                                                                           YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA AND EMPLOYEES)       1996        1995          1994         1993          1992
-------------------------------------------------------------------------------------------------------------------
Net revenues                                          $472,460    $387,016      $316,108     $264,227      $228,928
Operating income                                        53,517      41,737        37,469       30,409        31,409
Net income                                              39,264      32,505        28,110       21,946        24,439
Earnings per share                                        1.53        1.32          1.14         0.88          0.99
Working capital                                        145,239     210,999       182,229      167,555       154,503
Total assets                                           404,980     379,516       330,552      292,505       241,153
Global employees                                         2,850       2,471         1,932        1,750         1,562

Annual Net Revenues
-----------------------------------

[GRAPH]


Annual Net Income
-----------------------------------

[GRAPH]


R&D Expenditure
-----------------------------------

[GRAPH]


Earning Per Share
-----------------------------------

[GRAPH]

TO OUR STOCKHOLDERS

WHEN I TALK ABOUT VERIFONE--to our customers, stockholders or employees--I often like to begin by underscoring what it is we do, and in our view do better than anyone else. VeriFone develops, markets and supports the hardware and software systems that enable electronic payment, on a global scale, among consumers, merchants and financial institutions. To describe our business in a phrase--WE MOVE MONEY.

   Nineteen ninety-six was a significant year for VeriFone, as we delivered solid operating results, made substantial investments in opportunities for future growth, and overall, strengthened our position as the leading provider of end-to-end electronic payment systems.

   These are very exciting times for the Company. The nature of electronic payment is expanding rapidly, with emerging technologies creating new opportunities in markets like Internet and consumer systems. As the global leader in electronic payment systems, we are in a unique position to leverage our competencies, our customer and technology partner relationships, and our resources in pursuit of these opportunities.

NEW MARKETS, PRODUCTS AND SERVICES
Many of you have probably tracked our progress in the world of Internet commerce, because that is where so much industry attention has been focused. After almost two years in this fast-moving market, we have concluded that, while the growth of Internet commerce may not be an overnight phenomenon, the market potential is truly vast.

   We believe that we are well positioned for success in the Internet commerce market. I am proud to say that we are on schedule in accomplishing our mission of deploying secure payment solutions to enable commerce on the World Wide Web. In 1996 we unveiled the first Internet payment product suite, including our vGATE and vPOS software, that allows the use of the MasterCard/Visa Secure Electronic Transaction (SET) protocol between the merchant and the financial institution. SET is expected to become the industry standard for handling secure Internet credit card transactions. Just as we made "Slide and Go" credit and debit card transactions fast, secure and easy, we are aiming to make "Click and Go" secure Internet transactions a standard payment solution.

   To facilitate our progress in this new market, we have entered into strategic relationships with several key Internet technology providers, such as Hewlett Packard, Microsoft, Netscape and Oracle. For example, our vPOS Internet payment solution is currently embedded in the new Microsoft Merchant Server for Internet retailing. The list of customers that have selected our vPOS and vGATE software for their Internet commerce strategies is impressive as well--and includes Bank of America, First USA Paymentech, Royal Bank of Canada, Sumitomo Credit and Wells Fargo Bank.

   Last year our focus on the consumer market also sharpened. We announced plans to develop our new VeriSmart system, which will be the first software-centric smart card solution that is independent of particular card programs and hardware devices. Combining smart card technology with client/server software and consumer applications, VeriSmart is being designed to link consumers to their banks, telephones, utility companies, merchants and other personal services. Through our VeriFone Personal ATM, telephones, TV set-top boxes, PCs and other devices, consumers will be able to access multiple stored value card schemes, shopper-loyalty programs, information services and healthcare applications.

   In addition, we made substantial progress last year in the development and deployment of our Omnihost software, which is a client/server solution for transaction processing. Our financial institution customers, who have looked to us for traditional merchant point-of-sale (POS) solutions, are starting to migrate their legacy back-end systems to more modern technology, such as Omnihost software, which is now being deployed worldwide. A significant development in this area was the global agreement that we entered into last year with Hewlett Packard to jointly market our Omnihost software as an application running on the HP 9000 family of enterprise servers. The agreement calls for collaborative activities in other areas, including Internet commerce and smart card applications.


                                       TWO

   Our continued metamorphosis into a complete hardware, software and services company led to the creation last year of our Centum Consulting group, which advises customers on a range of electronic payment strategies and alternatives, and our Professional Services group, which helps design, build, support and manage electronic payment solutions for our customers. These organizations complement the extensive customer service offered through VeriFone Support Services as well as the leasing, rental and equipment management programs offered through VeriFone finance.

CONTINUED PROFITABILITY
While pursuing new markets, products and services, we have not lost sight of the necessity of delivering solid revenues and profits from our traditional business. Our business remained strong last year, as we shipped our 5 millionth system, established our 100th country market and maintained our profitability. Net revenues for the full year 1996 rose 22.1 percent to $472.5 million, compared with net revenues of $387.0 million in 1995. Income from operations grew 28.2 percent to $53.5 million in 1996, compared with $41.7 million a year ago. Net income increased 20.8 percent to $39.3 million, or $1.53 per share, compared with $32.5 million, or $1.32 per share in 1995.

   Our growth last year continued to be global in nature. Our U.S. revenues increased by 16.9 percent year-over-year, and our international revenues increased by 31.1 percent year-over-year. Consistent with these results, the portion of our revenues generated from countries outside the U.S. increased to
39.1 percent last year.

FOCUS ON STOCKHOLDER VALUE
Underscoring our confidence in the fundamentals of our business, we repurchased
2.5 million shares of outstanding Common Stock for $100.0 million in open market transactions last year. We also adopted economic value-added (EVA) principles of financial measurement, which focus on the efficient management of capital. Through EVA, we will strive to further improve the overall strength of our balance sheet.

   As managers, our ultimate responsibility is to maximize stockholder value. Our strategy of building businesses in varied markets--horizontal, vertical and geographic--has allowed us to deliver solid operating results. These results, in turn, have allowed us to make significant investments in new opportunities--like the ones mentioned above--that provide the foundation for our future growth. It is through this dual focus on current operating results and long-term opportunities that we intend to carry out our responsibility to the Company's stockholders.

LOOKING TO THE FUTURE
We look forward to the challenges that lie ahead in the rapidly changing world of electronic payment. I would like to extend my personal thanks to our stockholders and our customers for the major role you have played in our success throughout this exciting and productive year. I would also like to thank our employees, whose commitment to excellence has made VeriFone the leading company it is today.

                                             /s/ Hatim A. Tyabji
                                             Hatim A. Tyabji
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                             AND CHIEF EXECUTIVE OFFICER



This letter contains forward-looking statements concerning the Company's performance and plans. Important factors to consider in this regard are discussed on pages 15 to 17 of this annual report.


                                      THREE

Page four - Foreign language letter

Page five - Foreign language letter

Page six - Foreign language letter

Page seven - Foreign language letter

Page eight - Foreign language letter

Page nine - Foreign language letter

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------


Consolidated Statements of Income Data:

                                                                                         YEARS ENDED DECEMBER 31,
                                        -------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)            1996           1995           1994           1993           1992
-----------------------------------------------------------------------------------------------------------------

Net revenues                                 $472,460       $387,016       $316,108       $264,227       $228,928
Costs and expenses:
   Cost of revenues                           256,250        202,356        160,776        129,644        109,576
   Research and development                    53,434         45,036         38,442         33,546         28,322
   Selling, general and administrative        109,259         97,887         79,421         70,628         59,621
                                            ---------------------------------------------------------------------
   Total costs and expenses                   418,943        345,279        278,639        233,818        197,519
                                            ---------------------------------------------------------------------


Income from operations                         53,517         41,737         37,469         30,409         31,409
Interest income and other, net                  1,785          4,045          2,712          2,610          2,344
Minority interest in consolidated
     subsidiary                                    --             --           (615)        (2,082)            --
                                            ---------------------------------------------------------------------

Income before income taxes                     55,302         45,782         39,566         30,937         33,753

Provision for income taxes                     16,038         13,277         11,456          8,991          9,314
                                            ---------------------------------------------------------------------
Net Income                                   $ 39,264       $ 32,505       $ 28,110       $ 21,946       $ 24,439
                                            ---------------------------------------------------------------------
                                            ---------------------------------------------------------------------
Net income per share                         $   1.53       $   1.32       $   1.14       $   0.88       $   0.99
                                            ---------------------------------------------------------------------
                                            ---------------------------------------------------------------------
Common and common equivalent shares
 used in computing per share amounts           25,737         24,543         24,596         24,875         24,606
                                            ---------------------------------------------------------------------
                                            ---------------------------------------------------------------------

Consolidated Balance Sheet Data:

Working capital                              $145,239       $210,999       $182,229      $ 167,555       $154,503
Total assets                                  404,980        379,516        330,552        292,505        241,153
Long-term debt and obligations under
   capital leases--non-current portion            517          2,205          7,515         12,180          2,216
Stockholders' equity                          239,566        264,385        218,372        195,177        174,092


                                      TEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



RESULTS OF OPERATIONS

All references herein to the "Company" mean VeriFone, Inc. and its consolidated subsidiaries.

   In November 1995, the Company merged with Enterprise Integration Technologies Corporation ("EIT") and TimeCorp Systems, Inc. ("TimeCorp"). The mergers have been accounted for as poolings of interest, and accordingly, the financial results for all periods have been restated to include the results of EIT and TimeCorp.

   Forward-looking statements in this Management's Discussion and Analysis-- including statements regarding international markets; gross margins; research and development expenses; selling, general and administrative expenses; liquidity and cash needs; and the Company's plans and strategies--are all based on current expectations, and the Company assumes no obligation to update this information. Numerous factors could cause actual results to differ from those described in the forward-looking statements, including the factors set forth below under the heading "Factors That May Affect Future Results and the Market Price of the Company's Stock" (which are also discussed in the Company's Annual Report on Form 10-K for 1996). The Company cautions investors that its business is subject to significant risks and uncertainties.

   The following table sets forth, for the fiscal years indicated, selected operational data as a percentage of net revenues:

                                                        YEARS ENDED DECEMBER 31,
                                        --------------------------------------
(PERCENTAGES MAY NOT TOTAL DUE TO ROUNDING)        1996       1995       1994
------------------------------------------------------------------------------
Net revenues                                      100.0%     100.0%     100.0%
Costs and expenses:
   Cost of revenues                                54.2       52.3       50.9
   Research and development                        11.3       11.6       12.2
   Selling, general and administrative             23.1       25.3       25.1
                                                ------------------------------

   Total costs and expenses                        88.7       89.2       88.1
                                                ------------------------------
Income from operations                             11.3       10.8       11.9
Interest income and other, net                      0.4        1.0        0.9
Minority interest in consolidated subsidiary        0.0        0.0       (0.2)
                                                ------------------------------

Income before income taxes                         11.7       11.8       12.5
Provision for income taxes                          3.4        3.4        3.6
                                                ------------------------------

Net income                                          8.3%       8.4%       8.9%
                                                ------------------------------
                                                ------------------------------

The Company's net revenues were $472.5 million in 1996, $387.0 million in 1995 and $316.1 million in 1994, reflecting growth of 22.1% from 1995 to 1996 and 22.4% from 1994 to 1995.

UNITED STATES OPERATIONS--The following table sets forth, by market, revenues from sales in the United States and the percentage change year-over-year for the fiscal years indicated:


                                                                        YEARS ENDED DECEMBER 31,
                                  --------------------------------------------------------------
                                                          REVENUES             PERCENTAGE CHANGE
                                                      (IN MILLIONS)            (FROM PRIOR YEAR)
MARKET                              1996          1995         1994          1996           1995
-------------------------------------------------------------------          -------------------
Financial retail                  $187.4        $171.3       $156.4           9.4%           9.5%
Petroleum/convenience store         43.3          29.8         21.0          45.3           41.9
Multi-lane retail*                  39.8          34.5         30.2          15.4           14.2
Healthcare/government               12.6          11.1          8.0          13.5           38.8
Other                                4.4          (0.7)         0.4          --             --
                                  ---------------------------------          -------------------
  United States net revenues      $287.5        $246.0       $216.0          16.9%          13.9%
                                  ---------------------------------          -------------------
                                  ---------------------------------          -------------------

* THE MULTI-LANE FIGURES ABOVE HAVE BEEN RESTATED YEAR-TO-DATE TO REFLECT THE COMBINATION OF MULTI-LANE RETAIL AND LABOR MANAGEMENT SYSTEMS.


                                    ELEVEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



   The increase in revenues from sales in the United States during 1996 and 1995 was due primarily to increased sales in the financial retail market, petroleum/convenience-store market and multi-lane market.

   Revenue from the financial retail market increased in 1996 and 1995, although it declined as a percentage of total United States revenues, accounting for 65.2% of total United States revenues in 1996, compared with 69.6% in 1995 and 72.4% in 1994. Revenue growth (in absolute dollars) in the financial retail market in 1996 and 1995 was due primarily to continued acceptance of credit and debit card transaction systems.

   Revenue growth in the petroleum/convenience-store market in 1996 and 1995 was due primarily to demand for the integrated Ruby SuperSystem-Registered Trademark- and OMNI-Registered Trademark- 490 terminals sold to major oil companies and OEM resellers, and sold via distributors--which resell products to petroleum/convenience-store dealers and jobbers.

   Revenue growth in the multi-lane market in 1996 and 1995 reflected revenues from both the multi-lane retail and labor management markets. Revenue from the multi-lane retail market was $28.5 million in 1996, $27.6 million in 1995 and $21.6 million in 1994. Revenue from labor management systems was $11.3 million in 1996, $6.9 million in 1995 and $8.6 million in 1994.

   Revenue from the healthcare and government market was relatively stable in 1996 after growth in 1995. In 1995, revenue growth from the government/healthcare market was due primarily to increased shipments to various states for food stamp programs, fish and game licensing programs, and Medicaid patient eligibility verification programs.

INTERNATIONAL OPERATIONS--The following table sets forth, by geographic region, revenues from sales outside the United States, and the percentage change year-over-year for the fiscal years indicated:

                                                          REVENUES             PERCENTAGE CHANGE
                                                      (IN MILLIONS)            (FROM PRIOR YEAR)
                                 ----------------------------------          -------------------
GEOGRAPHIC REGION                   1996          1995         1994          1996           1995
-------------------------------------------------------------------          -------------------

Asia-Pacific                     $  64.4       $  40.9      $  22.7          57.5%          80.2%
Europe, Middle East and Africa      69.1          57.0         47.4          21.2           20.3
Americas                            51.5          43.1         30.0          19.5           43.7
                                 -----------------------------------       ---------------------
   International net revenues     $185.0        $141.0       $100.1          31.2%          40.9%
                                 -----------------------------------       ---------------------
                                 -----------------------------------       ---------------------

The increase in revenues from sales outside the United States during 1996 and 1995 was driven primarily by worldwide demand for electronic payments, the expansion of chip-card opportunities outside the United States, and the continued development of new country markets. International sales represented 39.1%, 36.4% and 31.7% of the Company's net revenues in 1996, 1995 and 1994, respectively.

   Growth in international sales during 1996 and 1995 occurred in all geographic regions. International revenue growth during 1996 was due in significant part to shipments to Australia, the People's Republic of China, Japan, Spain and Canada. In contrast, Mexico, Germany and Italy had lower shipments in 1996. International revenue growth during 1995 was due in significant part to shipments to the People's Republic of China, Mexico, Italy, Canada and Japan. In contrast, Saudi Arabia, Korea and Brazil had lower shipments in 1995.

   The Company plans to continue to expand its global infrastructure with the aim of increasing market share in established country markets, as well as opening new country markets. Achievement of these plans is subject to various risks, including local economic conditions, as discussed below under "Factors That May Affect Future Results and the Market Price of the Company's Stock."

   International growth has increased the Company's exposure to the effects of foreign currency fluctuations. The Company engages in a foreign currency management program that is intended to minimize the effects of these fluctuations. This program includes the use of foreign exchange contracts to hedge its intercompany balances. The gains and losses on these contracts were immaterial as the majority of the Company's sales are denominated in United States dollars.


                                    TWELVE

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



PRODUCT ANALYSIS--The following table sets forth, by product type, net revenues and the percentage change year-over-year for the fiscal years indicated:

                                                                        YEARS ENDED DECEMBER 31,
                                  --------------------------------------------------------------
                                                          REVENUES             PERCENTAGE CHANGE
                                                      (IN MILLIONS)            (FROM PRIOR YEAR)
                                  ---------------------------------         --------------------
PRODUCT TYPE                        1996          1995         1994          1996           1995
-------------------------------------------------------------------         --------------------
Basic terminals                  $  13.7       $  15.9      $  17.6         (13.8)%         (9.7)%
High-functionality terminals       201.0         164.9        136.6          21.9           20.7
Fully integrated systems            44.1          27.4         23.3          60.9           17.6
Printers and PIN pads              123.9         122.7         98.8           1.0           24.2
Smart card systems                  18.6           8.5          1.1         118.8          672.7
Other*                              71.2          47.6         38.7          49.6           23.0
                                 ----------------------------------         --------------------
                                  $472.5        $387.0       $316.1          22.1%          22.4%
                                 ----------------------------------         --------------------
                                 ----------------------------------         --------------------

* "OTHER" INCLUDES CERTAIN SOFTWARE, SERVICES, LEASING, ACCESSORIES AND OTHER REVENUE.

The increase in net revenues in 1996 and 1995 was due, in part, to a shift in product mix from basic terminals to high-functionality systems (such as TRANZ-Registered Trademark- 330 and TRANZ 460 products), fully integrated systems (such as OMNI 490 and the Ruby SuperSystem), and smart card systems (such as SC-TM- 552 and SC 542 Smart Card Reader/Writers). The increase in other revenues in 1996 and 1995 was due to several factors, including growth in software revenue and VeriFone Finance's recurring revenue stream (consisting primarily of revenue related to sales-type lease arrangements and term and month-to-month rental programs).

GROSS MARGINS (NET REVENUES LESS COST OF REVENUES)--Gross margins were 45.8%, 47.7% and 49.1% in 1996, 1995 and 1994, respectively. The decrease in gross margins was due in part to a higher proportion of sales to international markets, which typically have lower gross margins. The decrease was also due to other factors, including general competitive pricing pressures and shifts in the Company's overall business and product mix.

   The Company currently expects its gross margins to continue to be affected by changes in business segment mix, product mix, competition and other factors, as discussed below under "Factors That May Affect Future Results and the Market Price of the Company's Stock."

R&D EXPENSES--Research and development expenses increased 18.6% in 1996 and 17.2% in 1995. R&D expenses, as a percentage of net revenues, decreased to 11.3% in 1996, compared with 11.6% in 1995 and 12.2% in 1994. The increase in R&D expenses in 1996 and 1995 was due, in part, to the development of software applications for new markets (including the Internet and labor management markets), the development of new software applications for existing markets and the development of new system platforms. The Company currently expects that, in the long term, R&D expenses will continue to increase in absolute dollars but may decline as a percentage of net revenues.

SG&A EXPENSES--Selling, general and administrative (SG&A) expenses increased 11.6% in 1996 and 23.3% in 1995. As a percentage of net revenues, SG&A expenses were 23.1%, compared with 25.3% in 1995 and 25.1% in 1994. The increase in SG&A expenses during 1996 and 1995 was due primarily to the expansion of the Company's domestic and international sales and support forces, increased spending for marketing and sales programs to support new and existing products, and the development of additional international markets. In addition, in 1995, the Company incurred a $1.4 million, before tax, one-time charge related to the acquisition of EIT and TimeCorp.

   The Company currently expects to make additional investments in sales and marketing to further develop established international markets, introduce products to new international markets, and to develop additional vertical markets and distribution channels on a global basis. (Achievement of these plans is subject to various risks, as discussed below under "Factors That May Affect Future Results and the Market Price of the Company's Stock.") The Company currently expects that, in the long term, SG&A expenses will continue to increase in absolute dollars but may decline as a percentage of net revenues.


                                   THIRTEEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------




INTEREST INCOME AND OTHER, NET--Interest income and other, net, was $1.8 million in 1996, compared with $4.0 million in 1995 and $2.7 million in 1994. The decrease in interest income and other, net, in 1996 was due primarily to lower investment balances as a result of the repurchase of treasury shares. The increase in interest income and other, net, in 1995 was due primarily to the sale of a portion of EIT's interest in Terisa Systems for a net gain of $2.5 million. This gain is partially offset by a reduction in interest income resulting from a decline in investment balances.

TAX RATE--The Company's combined federal, state and foreign effective income tax rate was 29% for 1996, 1995 and 1994. The combined tax rate differs from the federal statutory rate primarily because the Company does not provide for United States federal income taxes on the undistributed earnings of its foreign subsidiaries, which the Company intends to permanently reinvest in those operations.

NET INCOME--Net income increased 20.8% during 1996 and 15.6% during 1995. Earnings per share were $1.53 in 1996, $1.32 in 1995 and $1.14 in 1994.



LIQUIDITY AND CAPITAL RESOURCES

Cash, cash equivalents and short-term investments at December 31, 1996 decreased to $47.9 million from $82.8 million at December 31, 1995. The Company experienced positive cash flow from operations of $64.1 million during 1996 as a result of net income, a decrease in inventory, an increase in trade payables and other accrued liabilities, and depreciation and amortization. The Company used $35.5 million for investing in 1996 as a result of the purchase of fixed assets for operations and the construction of the new manufacturing facility in Kunshan, People's Republic of China. The Company used $54.1 million for financing activities during 1996, which included the repurchase of shares partially offset by proceeds from issuance of shares.

   During 1996, the Company repurchased 2,495,500 shares of outstanding Common Stock in the open market for an aggregate purchase price of $100.0 million.

   The Company's Board of Directors has authorized the Company to repurchase during the first quarter of 1997 up to 200,000 shares of outstanding Common Stock in the open market for an aggregate purchase price of up to $9.0 million.

   At December 31, 1996, the Company's principal sources of liquidity included $47.9 million in cash, cash equivalents and short-term investments; $30.0 million available under an unsecured United States currency bank line of credit, expiring in April 1997; $17.0 million available under an unsecured foreign currency bank line of credit, expiring in May 1997; and $3.0 million available under an unsecured foreign currency bank line of credit, expiring in January 1998. At December 31, 1996, $20.0 million was outstanding under the $30.0 million line of credit, $15.7 million was outstanding under the $17.0 million line of credit, and $1.2 million was outstanding under the $3.0 million line of credit. In connection with the activities of VeriFone Finance, the Company also has non-recourse notes payable to a financing company due in monthly installments, with interest rates ranging from 7.93% to 9.3%. These notes mature at various dates through June 1998 and are secured by all rights to certain leases, including a security interest in equipment under certain lease agreements and future minimum lease payments. At December 31, 1996, the Company had $1.3 million outstanding under these notes. In addition, at December 31, 1996, the Company had obligations under capital leases of $900,000.

   Inventories at December 31, 1996 decreased to $59.5 million, compared with $76.6 million at December 31, 1995. This decline was due primarily to inventory management programs.

   Net trade accounts receivable at December 31, 1996 increased to $131.2 million from $96.4 million at December 31, 1995. This increase was due, in part, to growth in total net revenues, conditions in a number of markets resulting in longer payment terms, and a greater percentage of international revenues which typically have longer payment terms and cycles. Days sales outstanding were 95 days at December 31, 1996, compared with 79 days at December 31, 1995.

   The Company currently expects to have significant cash needs during 1997 in connection with various events, including the repurchase of shares, development of new products and possible acquisitions. However, the Company currently believes that the liquidity provided by its ongoing operations, existing cash, cash equivalents and short-term investments, as well as the borrowing arrangements described above (including expected renewals of and substitutes for such arrangements), will be sufficient to meet its projected cash needs.


                                   FOURTEEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



FACTORS THAT MAY AFFECT FUTURE RESULTS AND THE MARKET PRICE OF THE COMPANY'S
STOCK

The Company's operations are subject to various risks and uncertainties, many of which are beyond the Company's control. The following highlights some of these risks.

VARIATIONS IN QUARTERLY RESULTS--The Company's quarterly operating results are subject to various risks and uncertainties, including risks and uncertainties related to: local economic conditions; competitive pressures; the composition, timing and size of orders from and shipments to major customers; variations in product mix and the mix between leases and sales; variations in product cost; infrastructure costs; obsolescence of inventory; and other factors as discussed below. Accordingly, the Company's operating results may vary materially from quarter to quarter.

   The Company operates with little backlog and, as a result, net revenues in any quarter are substantially dependent on the orders booked and shipped in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and because a high percentage of the Company's expenses are relatively fixed, if anticipated shipments in any quarter do not occur as expected, the Company's operating results may be adversely affected and fall significantly short of expectations. Any other unanticipated decline in the growth rate of the Company's net revenues, without a corresponding and timely reduction in the growth of operating expenses, could also have an adverse effect on the Company and its future operating results.

   The Company aims to prudently control its operating expenses. However, there is no assurance that, in the event of any revenue, gross margin or other shortfall in a quarter, the Company will be able to control expenses sufficiently to meet profitability objectives for the quarter.

   Compounding these risks is the fact that a substantial portion of the Company's net revenues in each quarter generally results from shipments during the latter part of the quarter. For this and other reasons, the Company may not learn of shortfalls in revenues, earnings or other financial results relative to expectations until very late in a quarter. Any such shortfall could have an immediate and significant adverse effect on the trading price of the Company's Common Stock.

   The Company's business may be characterized as showing a pattern, in that, historically, net revenues during the first calendar quarter of a year have generally been less than net revenues during the fourth quarter of the preceding year.

CHANGES IN GROSS MARGINS--Certain of the Company's net revenues are derived from products and markets--such as international and government markets--which typically have lower gross margins compared to other products and markets, due to higher costs and/or lower prices associated with the lower gross margin products and markets. The Company currently expects that its net revenues from international markets will continue to increase as a percentage of total net revenues, and its net revenues from government markets may increase. In addition, the Company is currently experiencing pricing pressures due to a number of factors, including competitive conditions and consolidation within certain groups of customers. To the extent that these factors continue, the Company's gross margins would decline, which would adversely affect the Company and its future operating results.

   Downward pressure on the Company's gross margins may be mitigated by other factors, such as a reduction in product costs and/or an increased percentage of net revenues from higher gross margin products, such as software. The Company is aiming to reduce its product costs and to increase its percentage of net revenues from software. However, there is no assurance that these efforts will be successful.

NEW MARKETS AND PRODUCTS--The Company is entering new markets, including the Internet commerce market and the consumer smart card market. At present, these new markets are relatively small and rapidly changing, and the development of these markets depends in significant part on the widespread adoption of new technologies by financial institutions, merchants and consumers; the emergence of industry standards; and other factors. There is no assurance that these markets will develop as expected by the Company. If these markets do not develop as expected by the Company, or the Company's strategies for these markets are unsuccessful, or the Company fails to successfully and timely develop and introduce products suitable for these markets, the Company and its future operating results may be adversely affected.

   The Company is developing a number of products for these new markets-- including a number of Internet commerce and consumer products. There is no assurance that these development efforts will be successful or that, if successfully developed, these products will achieve commercial success.

   Similarly, in connection with entering these new markets, the Company has entered into or expects to enter into relationships with a number of companies in these markets--including Microsoft, Netscape, Oracle and others. These relationships may not develop as expected by the Company, and thus, the expected benefits from the relationships may not be obtained.


                                    FIFTEEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



GROWTH DEPENDENCIES--In general, the Company's future growth is dependent on the Company's ability to successfully and timely enhance existing products, develop and introduce new products, establish new distribution channels, develop affiliations with leading market participants in order to facilitate product development and distribution, and certify its existing and new products with service providers, telephone companies and others. The failure to achieve these and other objectives could limit future growth and have an adverse effect on the Company and its future operating results.

   On a related note, the pressure to develop and enhance products, and to establish and expand markets, may cause the Company's research and development expenses and selling, general and administrative expenses to increase substantially, which could also have an adverse effect on the Company and its future operating results.

ACQUISITIONS--The Company may acquire or make substantial investments in other businesses in the future. Any such acquisition or investment would entail various risks, including the difficulty of assimilating the operations and personnel of the acquired business; the potential disruption of the Company's ongoing business; and generally, the potential inability of the Company to obtain the desired financial and strategic benefits from the acquisition or investment. These factors could have a material adverse effect on the Company and its future operating results. Future acquisitions and investments by the Company could also result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could adversely affect the Company and its future operating results.

INTERNATIONAL OPERATIONS--The Company's international operations, including international sales and manufacturing, have grown substantially, and thus, the Company is increasingly affected by the risks associated with international operations. Such risks include managing an organization spread over various countries; fluctuations in currency exchange rates (as discussed further below); the burden of complying with international laws and other regulatory and product certification requirements, and changes in such laws and requirements; tariffs and other trade barriers; import and export controls; international staffing and employment issues; political and economic instability; and longer payment cycles in certain countries. The Company's manufacturing facilities outside the United States, which are in Taiwan and the People's Republic of China, are subject to particular risks relating to political developments and trade barriers. The inability to effectively manage these and other risks could adversely affect the Company and its future operating results.

   The majority of the Company's international sales are denominated in United States currency. An increase in the value of the United States dollar relative to foreign currencies could make the Company's products sold internationally less competitive. The Company has offices in a number of foreign countries, the operating expenses of which are also subject to the effects of fluctuations in foreign currency exchange rates. Although the Company engages in hedging transactions that may partially offset the effects of fluctuations in foreign currency exchange rates, financial exposure may nonetheless result primarily due to the timing of transactions and movement of exchange rates.

COMPETITION--The various markets in which the Company operates are becoming increasingly competitive as a number of other companies develop and sell products that compete with the Company's products in these markets. Certain of these competitors have significantly more financial and technical resources than the Company. The Company faces additional competitive factors in foreign countries, including preferences for national vendors and difficulties in obtaining necessary certifications and in meeting the requirements of government policies. These competitive factors may result in, among other things, price discounts by the Company and sales lost by the Company to competitors that may adversely affect the Company and its future operating results.

THIRD-PARTY DISTRIBUTORS--The Company uses various channels to market and distribute its products, including direct sales to end-users and sales to end-users via third-party distributors. Third-party distributors are a substantial channel for distribution internationally and are increasingly becoming a substantial channel for distribution in the United States. Accordingly, the Company's ability to market and distribute its products depends in significant part on its relationship with third-party distributors, as well as the performance and financial condition of these distributors. In the event that the Company's relationship with its distributors deteriorates, or the performance or financial condition of the distributors becomes unsatisfactory, the Company and its future operating results could be adversely affected.

SOLE SUPPLIERS--The Company is currently dependent on single suppliers for certain product components, including mask-programmed microcontrollers, various printer mechanisms, display devices and certain magnetic parts. The failure of any such supplier to continue to provide these components to the Company could result in significant manufacturing delays that could adversely affect the Company and its future operating results.


                                    SIXTEEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



EXCESS OR OBSOLETE INVENTORY--Managing the Company's inventory of components and finished products is a complex task. A number of factors--including the need to maintain a significant inventory of certain components which are in short supply or which must be purchased in bulk to obtain favorable pricing, the general unpredictability of demand for specific products and customer requests for quick delivery schedules--may result in the Company maintaining excess inventory. Other factors--including changes in market demand and technology--may cause inventory to become obsolete. Any excess or obsolete inventory could result in price reductions and inventory write-downs, which in turn could adversely affect the Company and its operating results.

SECURITY FEATURES OF PRODUCTS--Most of the Company's products are used to process payment transactions, and thus, the security features of the products are important. In general, the Company's products are designed to comply with industry practices relating to security in payment transactions. However, no security feature, whether or not an industry practice, is infallible. In the event of a significant breach of the security features in the Company's products, the Company and its future operating results could be adversely affected.

PROPRIETARY TECHNOLOGY--The Company seeks to establish and protect the proprietary aspects of its products by relying on applicable patent, copyright, trademark and trade secret laws and on confidentiality, licensing and other contractual arrangements. Notwithstanding the Company's efforts to protect its proprietary rights, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to reverse engineer or obtain and use technology that the Company regards as proprietary. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary technology against unauthorized third-party copying or use, which could adversely affect the Company's competitive position.

   The Company from time to time receives notices from third parties claiming that the Company's products infringe such parties' proprietary rights. Regardless of its merit, any such claim can be time-consuming, result in costly litigation and require the Company to enter into royalty and licensing agreements. Such royalty or licensing agreements may not be offered or may not be available on terms acceptable to the Company. If a successful claim is made against the Company and the Company fails to develop or license a substitute technology, the Company and its future operating results could be adversely affected.

HIRING AND RETENTION OF EMPLOYEES--The Company's continued growth and success depend to a significant extent on the continued service of senior management and other key employees and the hiring of new qualified employees. Competition for highly skilled business, technical, marketing and other personnel is intense, particularly in the strong economic cycle currently prevailing for high technology companies. The loss of one or more key employees or the Company's inability to attract additional qualified employees or retain other employees could have an adverse effect on the Company and its future operating results.
In addition, the Company may experience increased compensation costs in order to compete for skilled employees.

REGULATORY REQUIREMENTS--The Company's operations are subject to various laws, regulations, governmental policies and product certification requirements worldwide. Changes in such laws, regulations, policies or requirements could affect the demand for the Company's products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on the Company and its future operating results.

SEISMIC RISKS--The Company's manufacturing and distribution facilities, as well as a portion of the Company's research and development, sales and administrative functions, are located near major earth quake faults. In the event of a major earthquake, the Company and its future operating results could be adversely affected.

STOCK MARKET FLUCTUATIONS--In recent years, the stock market in general, and the market for technology stocks in particular, including the Company's Common Stock, have experienced extreme price fluctuations. The market price of the Company's Common Stock may be significantly affected by various factors such as quarterly variations in the Company's operating results; changes in revenue growth rates for the Company as a whole or for specific geographic areas, business units or products; changes in earnings estimates by market analysts; the announcement of new products or product enhancements by the Company or its competitors; speculation in the press or analyst community; and general market conditions or market conditions specific to particular industries. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future.


                                   SEVENTEEN

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------



                                                                                       DECEMBER 31,
                                                                           ------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                            1996          1995
---------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                 $  47,395     $  72,882
  Short-term investments                                                          515         9,939
  Accounts receivable, net of allowance for doubtful accounts
    of $3,842 and $4,675 at 1996 and 1995, respectively                       131,192        96,419
  Net investment in sales-type leases                                          13,450        10,487
  Inventories                                                                  59,524        76,611
  Deferred income taxes                                                        11,079        16,827
  Prepaid expenses and other current assets                                     9,163         7,158
                                                                             ----------------------
    Total current assets                                                      272,318       290,323

Net investment in sales-type leases                                            19,329        15,360
Property, plant and equipment, net                                             64,722        50,942
Other assets, net                                                              48,611        22,891
                                                                             ----------------------
                                                                             $404,980      $379,516
                                                                             ----------------------
                                                                             ----------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                          $  31,641     $  20,693
  Accrued compensation                                                         12,612        11,072
  Other accrued liabilities                                                    26,790        18,805
  Income taxes payable                                                          7,504        12,910
  Deferred revenue                                                              9,951         5,275
  Notes payable and capital leases                                             38,581        10,569
                                                                             ----------------------
    Total current liabilities                                                 127,079        79,324

Non-current portion of capital leases                                             517         2,205
Deferred income taxes                                                          37,818        33,602
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, $0.01 par value; 2,000 shares authorized; none issued
    and outstanding                                                                --            --
  Common Stock, $0.01 par value; 50,000 shares authorized; 23,341 and
    24,906 shares issued and outstanding at 1996 and 1995, respectively           248           244
  Additional paid-in capital                                                  109,101       110,911
  Less treasury stock at cost; 1,924 shares at 1996                          (72,700)            --
  Retained earnings                                                           191,666       152,402
  Other                                                                        11,251           828
                                                                             ----------------------
    Total stockholders' equity                                                239,566       264,285
                                                                             ----------------------
                                                                             $404,980      $379,516
                                                                             ----------------------
                                                                             ----------------------


SEE ACCOMPANYING NOTES.


                                   EIGHTEEN

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------



                                                             YEARS ENDED DECEMBER 31,
                                               --------------------------------------
(IN THOUSAND, EXCEPT PER SHARE DATA)                 1996          1995          1994
-------------------------------------------------------------------------------------
Net revenues                                     $472,460      $387,016      $316,108
Costs and expenses:
   Cost of revenues                               256,250       202,356       160,776
   Research and development                        53,434        45,036        38,442
   Selling, general and administrative            109,259        97,887        79,421
                                               --------------------------------------
   Total costs and expenses                       418,943       345,279       278,639
                                               --------------------------------------
Income from operations                             53,517        41,737        37,469
Interest and other income                           2,875         4,993         3,331
Interest expense                                   (1,090)         (948)         (619)
Minority interest in consolidated subsidiary           --            --          (615)
                                               --------------------------------------
Income before income taxes                         55,302        45,782        39,566
Provision for income taxes                         16,038        13,277        11,456
                                               --------------------------------------
Net income                                       $ 39,264      $ 32,505      $ 28,110
                                               --------------------------------------
                                               --------------------------------------
Net income per share                             $   1.53      $   1.32      $   1.14
                                               --------------------------------------
                                               --------------------------------------
Common and common equivalent shares used
  in computing per share amounts                   25,737        24,543        24,596
                                               --------------------------------------
                                               --------------------------------------

SEE ACCOMPANYING NOTES.


                                   NINETEEN

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------



                                                                                      YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                               -----------------------------------------------------------------------------------
                                                               ADDITIONAL                                                    TOTAL
                                         PREFERRED    COMMON      PAID-IN       TREASURY     RETAINED                STOCKHOLDERS'
(IN THOUSANDS)                               STOCK     STOCK      CAPITAL          STOCK     EARNINGS        OTHER          EQUITY
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                     $--      $243     $110,475       $ (7,895)    $ 91,980      $   374       $ 195,177
   Repurchase of 451 shares of
     Common Stock                               --        --           --         (9,280)          --           --          (9,280)
   Reissuance of 433 shares of
     Common Stock under the Employee
     Stock Purchase Plan (ESPP), and
     pursuant to option and
     other activity                             --        --       (3,470)         6,882           --           --           3,412
   Issuance of 19 shares of Common
     Stock for cash, notes receivable
     and services                               --        --           35             --           --          (20)             15
   Tax benefit from stock options               --        --          700             --           --           --             700
   Unrealized loss on available-
     for-sale investments,
     net of tax                                 --        --           --             --           --         (156)           (156)
   Accumulated translation adjustment           --        --           --             --           --          394             394
   Net income                                   --        --           --             --       28,110           --          28,110
                                               -----------------------------------------------------------------------------------
Balance, December 31, 1994                      --       243      107,740        (10,293)     120,090          592         218,372
   Repurchase of 600 shares of
     Common Stock                               --        --           --        (14,543)          --           --         (14,543)
   Reissuance of 447 shares of
     Common Stock under the ESPP, and
     pursuant to option and other
     activity                                   --         1         (809)         8,948           --           --           8,140
   Issuance of 115 shares of Common
     Stock pursuant to option activity          --        --           69             --           --           --              69
   Sale of 738 shares of Common Stock           --        --        2,680         15,888           --           --          18,568
   Tax benefit from stock options               --        --        1,038             --           --           --           1,038
   TimeCorp stock dividend                      --        --          193             --         (193)          --              --
   Unrealized gain on available-
     for-sale investments, net of tax           --        --           --             --           --          175             175
   Accumulated translation adjustment           --        --           --             --           --           61              61
   Net income                                   --        --           --             --       32,505           --          32,505
                                               -----------------------------------------------------------------------------------
Balance, December 31, 1995                      --       244      110,911             --      152,402          828         264,385
   Repurchase of 2,496 shares of
     Common Stock                               --        --           --        (99,991)          --           --         (99,991)
   Reissuance of 572 shares of
     Common Stock under the ESPP and
     pursuant to option activity                --        --      (14,488)        27,291           --           --          12,803
   Issuance of 359 shares of
     Common Stock under the ESPP and
     pursuant to option activity                --         4        6,728             --           --           --           6,732
   Tax benefit from stock options               --        --        5,950             --           --           --           5,950
   Unrealized gain on available-
     for-sale investments, net of tax           --        --           --             --           --       10,825          10,825
   Accumulated translation adjustment           --        --           --             --           --         (402)           (402)
   Net income                                   --        --           --             --       39,264           --          39,264
                                               -----------------------------------------------------------------------------------
Balance, December 31, 1996                     $--      $248     $109,101       $(72,700)    $191,666      $11,251       $ 239,556
                                               -----------------------------------------------------------------------------------
                                               -----------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.


                                    TWENTY

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------



                                                                                           YEARS ENDED DECEMBER 31,
                                                                              -------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (IN THOUSANDS)                 1996           1995           1994
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                                  $39,264       $32,505        $28,110
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                             23,291        19,857         18,055
      Deferred income taxes                                                      2,883         2,558         (2,238)
      Net increase in receivables, inventories and prepaid expenses            (26,623)      (37,313)       (14,097)
      Net increase in payables, accruals and other current liabilities          25,693         9,281         16,514
      Other, net                                                                  (402)           62            674
                                                                              -------------------------------------
            Net cast provided by operating activities                           64,106        26,950         47,018
                                                                              -------------------------------------

Cash flows from investing activities:
   Capital expenditures                                                        (31,111)      (26,469)       (12,642)
   Acquisition of other assets                                                 (13,741)       (8,607)          (623)
   Acquisition of subsidiary, net of cash acquired                                  --            --        (10,361)
   Available-for-sale investments:
      Purchases                                                                (70,663)      (10,686)       (54,547)
      Maturities                                                                74,350        38,917         58,777
   Held-to-maturity investments:
      Purchases                                                                     --        (3,666)            --
      Maturities                                                                 5,704         9,194             --
                                                                              -------------------------------------
            Net cash used for investing activities                             (35,461)       (1,317)       (19,396)
                                                                              -------------------------------------

Cash flows from financing activities:
   Proceeds from notes payable and capital leases                               31,497         3,294         11,490
   Payments on notes payable and capital leases                                 (5,173)      (12,110)       (15,333)
   Proceeds from issuance of Common Stock                                       19,535        26,777          3,437
   Purchase of treasury stock                                                  (99,991)     (14,5430         (9,280)
                                                                              -------------------------------------
            Net cash (used for) provided by financial activities               (54,132)        3,418         (9,686)
                                                                              -------------------------------------
Net increase (decrease) in cash and cash equivalents                           (25,487)       29,051         17,936
Cash and cash equivalents at beginning of year                                  72,882        43,831         25,895
                                                                              -------------------------------------
Cash and cash equivalents at end of year                                       $47,395       $72,882        $43,831
                                                                              -------------------------------------
                                                                              -------------------------------------

Schedule of non-cash transactions:
   Tax benefits from stock options                                             $ 5,950       $ 1,038        $   700
                                                                              -------------------------------------
                                                                              -------------------------------------
   Write-off of fully depreciated fixed assets                                 $ 5,277       $ 4,298        $ 2,552
                                                                              -------------------------------------
                                                                              -------------------------------------
   Write-off of fully amortized other assets                                   $ 7,452       $   840        $ 4,434
                                                                              -------------------------------------
                                                                              -------------------------------------
   Acquisition of minority interest                                            $    --       $    --       $  3,667
                                                                              -------------------------------------
                                                                              -------------------------------------
   Acquisition of equipment under capital leases                               $    --       $    --       $    279
                                                                              -------------------------------------
                                                                              -------------------------------------
Supplemental disclosure of cash flow information:
   Interest paid                                                               $   986       $   885        $ 1,584
                                                                              -------------------------------------
                                                                              -------------------------------------
   Income taxes paid                                                           $11,706       $ 6,691        $ 8,424
                                                                              -------------------------------------
                                                                              -------------------------------------


SEE ACCOMPANYING NOTES.



                                  TWENTY-ONE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE ONE--SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION--The consolidated financial statements comprise the accounts of VeriFone, Inc. and its worldwide subsidiaries (collectively, the "Company"), including Enterprise Integration Technologies Corporation ("EIT") and TimeCorp Systems, Inc. ("TimeCorp"), which were merged into the Company effective November 1995 (see Note 2). The mergers have been accounted for as poolings of interests, and prior periods have been restated to include both EIT and TimeCorp. All significant intercompany balances and transactions have been eliminated.

   For purposes of presentation, the Company has indicated its fiscal year as ending on December 31; as of calendar year 1996 the Company operates and reports on a 52-53 week fiscal year which ends on the last Friday in the calendar year. Prior to 1996, the Company's fiscal year ended on the Friday closest to December 31. Fiscal years 1996, 1995 and 1994 are 52-week years.

INDUSTRY SEGMENT AND CONCENTRATION OF CREDIT RISK--The Company, which operates in a single industry segment, designs, manufactures, markets and services transaction automation systems. The Company sells its products to customers in diversified industries globally. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations. No customer accounted for 10% or more of net revenues in 1996, 1995 or 1994.

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash investments, trade receivables and foreign exchange contracts. The Company invests its excess cash in deposits with major banks, in local and state government obligations, commercial paper, and in money market instruments issued by companies with strong credit ratings and in a variety of industries. The counterparties to the agreements relating to the Company's foreign exchange contracts consist of financial institutions of high credit standing. The Company does not believe there is significant risk of non-performance by these counterparties.

CONCENTRATION OF OTHER RISKS--The Company's operating results are subject to various risks and uncertainties as discussed in the Company's Annual Report on Form 10-K, including risks and uncertainties related to local economic conditions; competitive pressures; the composition, timing and size of orders from and shipments to major customers; variations in product mix and the mix between leases and sales; variations in product cost; infrastructure costs; obsolescence of inventory; and other factors. Accordingly, the Company's operating results may vary materially from quarter to quarter.

   The Company operates with little backlog and, as a result, net revenues in any quarter are substantially dependent on the orders booked and shipped in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and because a high percentage of the Company's expenses are relatively fixed, if anticipated shipments in any quarter do not occur as expected, the Company's operating results may be adversely affected and fall significantly short of expectations. Any other unanticipated decline in the growth rate of the Company's net revenues, without a corresponding and timely reduction in the growth of operating expenses, could also have an adverse effect on the Company and its future operating results.

   Compounding these risks is the fact that a substantial portion of the Company's net revenues in each quarter generally results from shipments during the latter part of the quarter. For this and other reasons, the Company may not learn of shortfalls in revenues, earnings or other financial results relative to expectations until very late in a quarter. Any such shortfall could have an immediate and significant adverse effect on the trading price of the Company's Common Stock.

   The Company's international operations, including international sales and manufacturing, have grown substantially, and thus, the Company is increasingly affected by the risks associated with international operations. Such risks include managing an organization spread over various countries; fluctuations in currency exchange rates (as discussed further below); the burden of complying with international laws and other regulatory and product certification requirements, and changes in such laws and requirements; tariffs and other trade barriers; import and export controls; international staffing and employment issues; political and economic instability; and longer payment cycles in certain countries. The Company's manufacturing facilities outside the United States, which are in Taiwan and the People's Republic of China, are subject to particular risks relating to political developments and trade barriers. The inability to effectively manage these and other risks could adversely affect the Company and its future operating results.


                                  TWENTY-TWO

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



   The majority of the Company's international sales are denominated in U.S. currency. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products sold internationally less competitive. The Company has offices in a number of foreign countries, the operating expenses of which are also subject to the effects of fluctuations in foreign currency exchange rates. Although the Company engages in hedging transactions which may partially offset the effects of fluctuations in foreign currency exchange rates, financial exposure may nonetheless result, primarily due to the timing of transactions and movement of exchange rates.

   Most components used in the Company's products are purchased from outside sources. The Company is currently dependent on single suppliers for certain product components, including mask-programmed microcontrollers, various printer mechanisms, display devices and certain magnetic parts. The failure of any such supplier to continue to provide these components to the Company could result in significant manufacturing delays that could adversely affect the Company and its future operating results.

   Managing the Company's inventory of components and finished products is a complex task. A number of factors--including the need to maintain a significant inventory of certain components that are in short supply or that must be purchased in bulk to obtain favorable pricing, the general unpredictability of demand for specific products and customer requests for quick delivery schedules--may result in the Company maintaining excess inventory. Other factors--including changes in market demand and technology--may cause inventory to become obsolete. Any excess or obsolete inventory could result in price reductions and inventory write-downs, which in turn could adversely affect the Company and its operating results.

USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION AND DEFERRED REVENUE--The Company utilizes direct sales and both sales-type and operating lease arrangements to provide product to its customers. Revenue from both direct sales and sales-type leases is recognized when product shipment terms are met. Operating lease revenue is recognized ratably over the term of the lease.

   Under sales-type lease accounting, the present value of the minimum lease payments computed at the interest rate implicit in the lease is recorded as sales revenue. The cost of the leased property less the present value of the unguaranteed residual value accruing to the benefit of the Company, computed at the interest rate implicit in the lease, is charged against income. The net investment in sales-type leases is carried at the present value of the minimum lease payments plus the present value of the unguaranteed residual value accruing to the benefit of the Company over the life of the lease. The excess of the sum of the future minimum lease payments to be received, over the carrying value of the lease, represents unearned interest income. Unearned interest income is amortized into income using the interest method over the lives of the leases.

   Software licenses are recognized as revenues, either after execution of a license agreement and certain terms of the agreement have been met, or upon receipt of a definitive purchase order and shipment of the product. In either case, software licenses are recognized as revenue only if no significant vendor obligations remain and collection of the resulting receivable is probable. Revenue for software services is recognized using the percentage of completion method.

   Extended warranty revenue is deferred and recognized ratably over the warranty contract period. Service revenue is recognized when services are performed.

PRODUCT WARRANTY OBLIGATIONS--The Company provides, at the time of sale, for the estimated cost to warranty its products against defects in materials and workmanship. The term of the Company's warranty is generally one year.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS--Cash and cash equivalents consists of cash and highly liquid investments on deposit with banks maturing within 90 days or less from the date of purchase. Short-term investments consist of high-quality money market instruments with original maturities greater than 90 days.

   Marketable securities held as collateral against the Company's line of credit for foreign currency transactions are classified as held-to-maturity and are carried at the amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Available-for-sale securities are carried at fair market value with unrealized gains or losses, net of tax, included in "Other" in stockholders' equity. In 1995 the Company realized a gain of $2.5 million from the sale of EIT's interest in Terisa Systems. The Company did not realize any material gains or losses on investments during 1994 and 1996.


                                 TWENTY-THREE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



FAIR VALUE OF FINANCIAL INSTRUMENTS--For certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and payable, and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The carrying value of long-term debt approximates its fair value, determined by using discounted cash flow analysis based upon quoted market rates for similar types of borrowing arrangements. The carrying amounts of the Company's forward exchange contracts approximate the estimated fair market value of the contracts outstanding at December 31, 1996 and 1995; differences in such amounts are immaterial.

   The following tables summarize the Company's marketable investments as of December 31, 1996 and 1995:


                                                                              GROSS           GROSS
                                                         AMORTIZED       UNREALIZED      UNREALIZED       ESTIMATED
(IN THOUSANDS)                                                COST            GAINS          LOSSES      FAIR VALUE
-------------------------------------------------------------------------------------------------------------------
As of December 31, 1996
Available-for-sale securities
   Foreign corporate debt                                $  5,000         $     --         $     --        $  5,000
   Obligations of state and local government agencies         594                2               --             596
   Money market mutual funds                               20,609               --               --          20,609
   Investment in Cybercash, Inc.                            4,000           17,939               --          21,939
                                                         ----------------------------------------------------------
                                                         $ 30,203         $ 17,941         $     --        $ 48,144
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------
As of December 31, 1995
Available-for-sale securities
   Obligations of state and local government agencies    $ 41,404         $     33         $     --        $ 41,437
   Money market mutual funds                               20,175               --               --          20,175
   Investment in Cybercash, Inc.                            4,000               --               --           4,000
                                                         ----------------------------------------------------------
                                                         $ 65,579         $     33         $     --        $ 65,612
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------

Held-to-maturity securities
   Obligations of state and local government agencies    $  5,704         $     --         $     --        $  5,704
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------

Balance sheet classification as of December 31, 1996
Cash equivalent                                          $ 25,690         $     --         $     --        $ 25,690
Short-term investments                                        513                2               --             515
Other assets                                                4,000           17,939               --          21,939
                                                         ----------------------------------------------------------
   Total                                                 $ 30,203         $ 17,941         $     --        $ 48,144
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------
Balance sheet classification as of December 31, 1995
Cash equivalent                                          $ 57,344         $     33         $     --        $ 57,377
Short-term investments                                      9,939               --               --           9,939
Other assets                                                4,000               --               --           4,000
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------
                                                         $ 71,283         $     33         $     --        $ 71,316
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------



ALL INVESTMENTS AT DECEMBER 31, 1995 AND 1996 MATURE IN ONE YEAR OR LESS.

INVENTORIES--Inventories are stated at the lower of cost (principally first-in, first-out) or market. Inventories at December 31, 1996 and 1995 are composed of the following:

                                                                                                       DECEMBER 31,
                                                                                           ------------------------
(IN THOUSANDS)                                                                                 1996            1995
-------------------------------------------------------------------------------------------------------------------
Raw materials                                                                              $ 28,992        $ 39,183
Work in process                                                                               4,741           6,369
Finished goods                                                                               25,791          31,059
                                                                                           ------------------------
                                                                                           $ 59,524        $ 76,611
                                                                                           ------------------------
                                                                                           ------------------------


                                  TWENTY-FOUR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of 20 years for buildings and 3 to 5 years or the remaining life of the lease for other property and equipment. For equipment on rental under operating leases, depreciation is computed using the straight-line method over the life of the lease. Property, plant and equipment, including equipment on rental under operating leases, at December 31, 1996 and 1995 are as follows:

                                                          DECEMBER 31,
                                                ----------------------
(IN THOUSANDS)                                     1996           1995
----------------------------------------------------------------------
Buildings                                       $20,265        $11,587
Machinery and equipment                          72,870         55,300
Furniture and fixtures                            8,901          7,320
Leasehold improvements                           11,068         12,650
Equipment under capitalized leases                5,343          5,558
Equipment on rental under operating leases        5,039          5,237
                                                ----------------------
                                                123,486         97,652
Accumulated depreciation and amortization       (58,764)       (46,710)
                                                ----------------------
                                                $64,722        $50,942
                                                ----------------------
                                                ----------------------

On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The effect of adopting the statement was immaterial.

OTHER ASSETS--Other assets include the following at December 31, 1996 and 1995:

                                                          DECEMBER 31,
                                                ----------------------
(IN THOUSANDS)                                     1996           1995
----------------------------------------------------------------------
Capitalized software costs                      $22,070        $17,552
Purchased intangibles                            17,903         24,875
Investment in Cybercash, Inc.                    21,939          4,000
Other investments                                 3,000             --
Other                                             9,481          3,738
                                                ----------------------
                                                 74,393         50,165
Accumulated depreciation and amortization       (25,782)       (27,274)
                                                ----------------------
                                                $48,611        $22,891
                                                ----------------------
                                                ----------------------

The Company capitalizes certain costs for internally developed software in accordance with SFAS No. 86. Such costs are amortized, commencing upon first customer shipment, over the greater of either the straight-line basis with estimated useful lives of three to five years, or the ratio of current revenue to the total of current and anticipated future revenue. Capitalized software costs are stated at the lower of cost or net realizable value. Amortization expense was $2,357,000, $3,726,000 and $4,016,000 in 1996, 1995 and
1994, respectively, and is included in cost of revenues.

   Purchased intangibles consist of amounts relating to the acquisition of VeriFone Finance and other purchased technology, and are being amortized over useful lives of four to ten years. Amortization of purchased intangibles was $3,603,000, $4,012,000 and $4,586,000 in 1996, 1995 and 1994, respectively.

FOREIGN CURRENCY TRANSLATION--The Company translates the assets and liabilities of its foreign sales subsidiaries at year-end exchange rates. Gains and losses from this translation are credited or charged to "Other" in stockholders' equity. The foreign manufacturing entities use the U.S. dollar as the functional currency and translate monetary assets and liabilities at year-end exchange rates, and inventories, property, and non-monetary assets and liabilities at historical rates. Adjustments resulting from these translations are included in the results of operations and are immaterial.


                                  TWENTY-FIVE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



FOREIGN CURRENCY EXPOSURE MANAGEMENT--The Company enters into foreign exchange contracts designed to hedge against changes in foreign currency exchange rates to reduce the impact of currency fluctuations on recorded monetary assets and liabilities denominated in currencies other than the entity's functional currency. The monetary accounts subject to currency exchange rate fluctuations are primarily cash, trade receivables and intercompany accounts receivable and payable. Amounts receivable and payable on forward foreign exchange contracts are not reflected on the balance sheet. Gains and losses on these contracts, which equal the difference between the foreign exchange contract rate and the prevailing market spot rate at the time of valuation, are recognized in the consolidated statements of operations.

   The Company does not trade foreign exchange contracts or act as a broker of foreign exchange contracts to incur trading profit. Because the impact of movements in currency exchange rates on foreign exchange contracts offsets the related impact on the underlying items being hedged, these instruments do not subject the Company to risk that would otherwise result from changes in currency exchange rates. At December 31, 1996, the Company had eight forward contracts open in nine currencies maturing in January 1997. Currencies hedged include the British Pound, French Franc, Canadian Dollar, Australian Dollar, Singapore Dollar and Spanish Peseta. The Company had forward foreign exchange contracts to buy foreign currencies with notional amounts of $5,132,000 and $4,934,000 at December 31, 1996 and 1995, respectively. The Company had forward foreign exchange contracts to sell foreign currencies with notional amounts of $8,500,000 and $11,439,000 at December 31, 1996 and 1995, respectively. Foreign exchange contracts require the company to buy and sell foreign currencies and generally mature within one to three months, and as a result the notional value approximates the fair market value.

NET INCOME PER SHARE--Net income per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options (using the treasury stock method). Fully dilutive earnings per share have not been presented as the differences are immaterial.

ACCOUNTING FOR STOCK-BASED COMPENSATION--In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to the Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The Company accounts for its employee stock plans in accordance with the provisions of APB No. 25 (see Note 7).

RECLASSIFICATION--The Company has reclassified certain prior year balances to conform with current year presentation.


NOTE TWO--BUSINESS COMBINATIONS

In November 1995, the Company merged with EIT and TimeCorp. VeriFone outstanding stock was exchanged for Common Stock of EIT and TimeCorp at rates of approximately 0.77 and 0.15 VeriFone share for each share of outstanding EIT and TimeCorp stock, respectively. A total of 1,188,757 shares of VeriFone's Common Stock was issued in connection with the mergers. The mergers were accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements and notes to consolidated financial statements have been restated to include the results of EIT and TimeCorp.

   The Company incurred costs in connection with the mergers and consolidation of operations. Included in "Selling, general and administrative" expenses in 1995 are merger-related expenses totaling $1,425,000, consisting primarily of charges for transaction and professional fees, before tax.


                                  TWENTY-SIX

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE THREE--NET INVESTMENT IN SALES-TYPE LEASES

The following lists the components of the net investment in sales-type leases:

                                                          DECEMBER 31,
                                                ----------------------
(IN THOUSANDS)                                     1996           1995
----------------------------------------------------------------------
Total minimum lease payments receivable         $38,120        $30,226
Residual values                                   1,765          1,208
                                                ----------------------
                                                 39,885         31,434
Less unearned interest income                    (7,106)        (5,587)
                                                ----------------------
Net investment in sales-type leases             $32,779        $25,847
                                                ----------------------
                                                ----------------------
Net investment classified as:
   Current                                      $13,450        $10,487
   Non-current                                   19,329         15,360
                                                ----------------------
                                                $32,779        $25,847
                                                ----------------------
                                                ----------------------

Future minimum lease payments to be received on sales-type leases at December 31, 1996 are as follows (in thousands): 1997-$16,066; 1998-$10,376; 1999-$5,895;
2000-$3,704; 2001-$2,079.



NOTE FOUR--NOTES PAYABLE AND CAPITAL LEASES

Notes payable and capital leases include the following at December 31, 1996 and 1995:

(IN THOUSANDS)                                                                                  1996           1995
-------------------------------------------------------------------------------------------------------------------
Notes payable under a $30,000,000 million unsecured line of credit expiring
  April 1997, interest rate at 5.86%                                                        $ 20,000       $     --
Notes payable to financing companies, non-recourse, due in monthly installments, interest applies at rates ranging from 7.93% to 9.32%, maturing at various dates through June 1998, secured by all rights in certain leases including a security interest in equipment under certain lease agreements and future
  minimum lease payments                                                                       1,344          3,002
Notes payable due in Australian and Japanese currencies, under a $17,000,000 million unsecured line of credit for foreign currency transactions, expiring May 1997,
  interest rate at bank's cost plus 0.50% (6.29% at December 31, 1996)                        15,656             --
Notes payable in Australian currency, under a $8,500,000 unsecured line of credit expired May 1996, interest rate at bank's cost plus 0.75%
  (8.48% at December 31, 1995)                                                                   --           6,508
Notes payable in Japanese currency, under a $3,000,000 million line of credit in Japan, for foreign currency transactions expiring January 1998, secured by short-term investments equal to 110% of borrowings, interest rate at bank's cost plus 0.50%
  (4.41% at December 31, 1996)                                                                 1,224          1,555
Obligations under capital leases                                                                 874          1,709
                                                                                            -----------------------
Total notes payable and capital leases, including current maturities                          39,098         12,774
Less current maturities                                                                      (38,581)       (10,569)
                                                                                            -----------------------

Total non-current portion of capital leases                                                 $    517       $  2,205
                                                                                            -----------------------
                                                                                            -----------------------

   Principal maturities of notes payable and capital leases at December 31, 1996 are as follows (in thousands): 1997-$38,581; 1998-$476; and 1999-$41. The weighted average interest rate for borrowings was 6.50% and 6.71% in 1996 and 1995, respectively.

   The fair value of notes payable to a financing company and obligations under the lines of credit in the U.S., Australia and Japan were $38,213,000 and $10,610,000 at December 31, 1996 and 1995, respectively. Fair market value is determined by using discounted cash flow analysis based upon quoted market rates for similar types of borrowing arrangements.

   Covenants governing the Company's lines of credit require the maintenance of certain financial ratios. At December 31, 1996, the Company was in compliance with these covenants.

   The Company leases certain equipment under non-cancelable leases. Accumulated amortization related to assets under capital leases was $4,862,000 and $4,257,000 at December 31, 1996 and 1995, respectively.


                                  TWENTY-SEVEN

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE FIVE--INCOME TAXES

Income before income taxes consisted of the following:

                                                       YEARS ENDED DECEMBER 31,
                                             ----------------------------------
(IN THOUSANDS)                                  1996          1995         1994
-------------------------------------------------------------------------------
Income before income taxes:
   United States                             $22,937       $16,554      $19,318
   Foreign                                    32,365        29,228       20,248
                                             ----------------------------------
   Total income before income taxes          $55,302       $45,782      $39,566
                                             ----------------------------------
                                             ----------------------------------

The provision for income taxes is computed in accordance with SFAS No. 109, "Accounting for Income Taxes," and consists of the following:

                                                       YEARS ENDED DECEMBER 31,
                                             ----------------------------------
(IN THOUSANDS)                                  1996          1995         1994
-------------------------------------------------------------------------------
Current income taxes:
   U.S. federal                             $  8,150       $ 5,123     $  8,352
   Foreign                                     2,351         3,874        2,132
   State                                       1,879         1,846        3,107
                                             ----------------------------------
                                              12,380        10,843       13,591
                                             ----------------------------------
Deferred income taxes:
   U.S. federal                                2,391         1,022       (2,455)
   Foreign                                       412            40           24
   State                                         855         1,372          296
                                             ----------------------------------
                                               3,658         2,434       (2,135)
                                             ----------------------------------
                                             $16,038       $13,277      $11,456
                                             ----------------------------------
                                             ----------------------------------

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The sources and tax effects of the differences are as follows:

                                                       YEARS ENDED DECEMBER 31,
                                             ----------------------------------
(IN THOUSANDS)                                  1996          1995         1994
-------------------------------------------------------------------------------
Tax at U.S. federal statutory rate based on
   pre-tax income  before minority interest  $19,356       $16,024      $14,055
State income taxes, net of federal benefits    1,777         2,091        2,213
Research tax credits                              --            --          (43)
Tax-exempt income                               (527)         (422)        (846)
Permanently invested profits of foreign
   subsidiaries                               (6,650)       (6,685)      (3,500)
Purchased intangibles                            969         2,019           --
Other                                          1,113           250         (423)
                                             ----------------------------------
Provision for income taxes                   $16,038       $13,277      $11,456
                                             ----------------------------------
                                             ----------------------------------


                                 TWENTY-EIGHT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Deferred income taxes result from differences in the timing of certain revenue and expense items for tax and financial reporting purposes. Significant components of deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                        -----------------------
(IN THOUSANDS)                                                1996         1995
-------------------------------------------------------------------------------
Deferred tax assets:
   Deferred income                                       $   2,378    $   2,120
   Inventory valuation and reserves                          5,544        4,597
   Other reserves and accruals                               5,615        5,033
   Fixed assets and leases                                     701           --
   State income taxes                                        2,100        1,871
   Other                                                        --           83
                                                        -----------------------
Total deferred tax assets                                   16,338       13,704
                                                        -----------------------
Deferred tax liabilities:
   Undistributed profits of foreign subsidiaries           (31,558)     (27,194)
   Software and intangibles                                 (3,910)      (2,280)
   Fixed assets and leases                                      --         (928)
   Unrealized gain on available-for-sale securities         (7,095)          --
   Other                                                      (514)         (77)
                                                        -----------------------
Total deferred tax liabilities                             (43,077)     (30,479)
                                                        -----------------------
Net deferred tax liabilities                              $(26,739)    $(16,775)
                                                        -----------------------
                                                        -----------------------

The cumulative unrecognized deferred tax liability related to undistributed earnings of foreign subsidiaries which the Company intends to permanently invest is approximately $30.5 million.

   The Internal Revenue Service is currently examining the Company's tax returns for each of the years ended December 31, 1991, 1990 and 1989. Management believes that adequate provision has been made for any adjustments that might result.



NOTE SIX--COMMITMENTS AND CONTINGENCIES

OPERATING LEASES--The Company leases certain of its facilities under non-cancelable operating leases. Rent expense was approximately $9,385,000, $7,687,000 and $6,314,000 in 1996, 1995 and 1994, respectively.

   Future minimum operating lease payments and commitments associated with the Company's new facilities at December 31, 1996 are as follows (in thousands):
1997-$10,856; 1998-$10,665; 1999-$8,568; 2000-$7,581; 2001-$6,881; thereafter-
$29,772.

CONTINGENCIES--In the ordinary course of business, various claims are made against the Company. Historically, the liability associated with the resolution of such claims has not been significant. The Company is not aware of any claims pending against it, the resolution of which is expected to have a material impact on the Company's financial condition.


                                TWENTY-NINE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE SEVEN--STOCKHOLDERS' EQUITY

STOCK OPTIONS--In 1985, the Company adopted an Incentive Stock Option Plan. Options under this Plan may be granted to any employee (including officers) of the Company. In 1987, the Company adopted a Supplemental Stock Option Plan which allows for options other than incentive stock options to be granted to any employee (including officers) or consultant to the Company. In 1992, the Company adopted a Non-employee Directors' Stock Option Plan. As amended, there were 7,737,617 shares of Common Stock authorized for issuance under these Plans. As of December 31, 1996, there remained 3,851,261 shares reserved for issuance under these Plans.

   Options may be granted at prices generally not lower than fair market value of the Company's Common Stock at the date of grant. Options vest over varying terms of up to four years, as determined by the Board of Directors, and expire five or ten years after the date of grant or upon certain events. At December 31, 1996, options for 1,148,146 shares were exercisable at prices ranging from $0.32 to $49.50 per share.

   Information with respect to activity under the Plans is as follows:

                                                            SHARES UNDER OUTSTANDING OPTIONS
                                                            --------------------------------
                                                                                                         WEIGHTED-
                                  SHARES AVAILABLE           NUMBER OF                                     AVERAGE
                                         FOR GRANT              SHARES         PRICE PER SHARE      EXERCISE PRICE
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                 765,001           1,729,092          $  0.05-$29.50             $ 18.53
   Increase in shares reserved             154,573                  --                      --                  --
   Options cancelled                       141,587            (141,587)         $  0.25-$29.50             $ 20.58
   Options granted                        (887,473)            887,473          $  1.94-$21.75             $ 16.27
   Options exercised                            --            (295,747)         $  0.05-$22.00             $  4.77
                                        --------------------------------------------------------------------------
Balance, December 31, 1994                 173,688           2,179,231          $  0.05-$29.50             $ 19.26
   Increase in shares reserved           2,270,403                  --                      --                  --
   Options cancelled                       170,056            (170,056)         $  0.32-$29.75             $ 22.20
   Options granted                      (1,418,772)          1,418,772          $  1.94-$29.75             $ 27.18
   Options exercised                            --            (407,230)         $  0.05-$28.50             $ 16.55
                                        --------------------------------------------------------------------------
Balance, December 31, 1995               1,195,375           3,020,717          $  0.32-$29.75             $ 22.50
   Increase in shares reserved             400,000                  --                      --                  --
   Options cancelled                       377,047            (377,047)         $  0.32-$49.50             $ 33.31
   Options granted                      (1,228,828)          1,228,828          $ 29.25-$49.50             $ 39.37
   Options exercised                            --            (764,831)         $  0.32-$42.25             $ 20.06
                                        --------------------------------------------------------------------------
Balance, December 31, 1996                 743,594           3,107,667          $  0.32-$49.50             $ 28.45
                                        --------------------------------------------------------------------------
                                        --------------------------------------------------------------------------

The options outstanding at December 31, 1996 have been segregated into four price ranges for additional disclosure as follows (option amounts are recorded in thousands):

                                                                OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                   -----------------------------------------------------------------------------------
                                                      WEIGHTED-AVG        WEIGHTED-            OPTIONS       WEIGHTED-
RANGE OF                                  OPTIONS        REMAINING          AVERAGE          CURRENTLY         AVERAGE
EXERCISE                           OUTSTANDING AT      CONTRACTUAL         EXERCISE     EXERCISABLE AT        EXERCISE
PRICES                              DEC. 31, 1996             LIFE            PRICE      DEC. 31, 1996           PRICE
----------------------------------------------------------------------------------------------------------------------
$ 0.32-$ 1.94                                  96             7.64          $  1.84                 46         $  1.74
$15.00-$25.50                               1,145             7.06           $21.36                684          $20.91
$26.23-$39.00                               1,740             8.93           $33.42                406          $31.17
$41.00-$49.50                                 127             9.45           $44.22                 12          $44.05
                                   -----------------------------------------------------------------------------------
                                            3,108             8.22           $28.45              1,148          $24.03
                                   -----------------------------------------------------------------------------------
                                   -----------------------------------------------------------------------------------

EMPLOYEE STOCK PURCHASE PLAN--In 1990, the Company adopted its Employee Stock Purchase Plan, for which permanent, full-time employees who meet certain minimum employment criteria are eligible. As amended, there were 1,000,000 shares of Common Stock authorized for issuance under the Plan. As of December 31, 1996, 889,329 shares had been issued under the Plan (166,069 shares were issued in 1996), with 110,671 shares remaining reserved for issuance under the Plan. Eligible employees may purchase stock at 85% of the lower of the closing price at the beginning or end of the Plan offering period (six-month periods beginning February and August). Through January 1995, Plan purchases were limited to 10% of each employee's compensation; thereafter, Plan purchases are limited to 15% of each employee's compensation.


                                    THIRTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



STOCK COMPENSATION--The Company has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

   Pro forma information regarding the net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options granted subsequent to 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model for the multiple-option approach, with the following weighted-average assumptions for 1996 and 1995: risk-free interest rate of 5.71% and 5.81%, respectively; volatility factor of the expected market price of the Company's Common Stock of 45%; no expected dividend payments; and a weighted-average expected life of the option of one year.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to pro forma net income over the options' vesting period. The Company's pro forma information follows:

                                                            DECEMBER 31,
                                                  ----------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                1996           1995
------------------------------------------------------------------------
Pro forma net income                              $32,174        $29,852
Pro forma earnings per share                      $  1.27        $  1.28

Because SFAS No. 123 is applicable only to options granted subsequent to 1994, its pro forma effect will not be fully reflected until 1998.

STOCK REPURCHASE/SALE--In 1996 and 1995, 2,496,000 and 600,000 shares were repurchased for an aggregate purchase price of $99,991,000 and $14,543,000, respectively. In October 1995, 660,000 shares were issued for an aggregate price of $17,302,000.

401(K) RETIREMENT SAVINGS AND INVESTMENT PLAN--The Company has a 401(k) Plan which, effective January 1, 1994, the Company began matching contributions to the Plan equal to 50% of the first 6% of a participant's salary deferral contribution, subject to a maximum of 3% of the participant's qualifying contribution.


                                  THIRTY-ONE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE EIGHT--GEOGRAPHIC SEGMENT DATA

United States operations primarily consist of product development, sales and marketing, distribution and service. European operations consist of product distribution through the Company's subsidiaries located in the United Kingdom, France, Germany, Italy and Spain, and via third-party distributors in other countries. The Americas, consisting of Latin America, the Caribbean and Canada, engage primarily in product distribution via third-party distributors and direct sales in Mexico and Canada. The Pacific Basin is primarily engaged in product development and manufacturing through the Company's subsidiaries in Taiwan and Kunshan and product distribution through the Company's subsidiaries in Singapore, Hong Kong, Japan, Australia and the People's Republic of China, and via third-party distributors.

   Net sales to unaffiliated customers are based on the location of the customer. Transfers between geographic areas are recorded at amounts generally above cost and in accordance with the rules and regulations of the respective governing tax authorities. Thus, the information may not be indicative of results if the geographic areas were independent organizations. Geographic information for the three years ended December 31, 1996 is presented in the table below.

                                                               GEOGRAPHIC AREA
                                         ------------------------------------------------------
                                            UNITED                                PACIFIC BASIN
(IN THOUSANDS)                              STATES         EUROPE      AMERICAS       AND OTHER    ELIMINATIONS         TOTAL
-----------------------------------------------------------------------------------------------------------------------------
1996
Sales to unaffiliated customers          $ 287,518      $  69,048      $  51,478      $  64,416     $       --      $ 472,460
Intercompany transfers                      28,016         17,971          2,191        262,163       (310,341)            --
                                         ------------------------------------------------------------------------------------
    Net revenues                         $ 315,534      $  87,019      $  53,669      $ 326,579     $ (310,341)     $ 472,460
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income from operations                   $     693      $   4,369      $  10,849      $  35,326     $    2,280      $  53,517
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income before income taxes               $  13,295      $   4,363      $  10,833      $  36,388     $   (9,577)     $  55,302
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Identifiable assets                      $ 242,973      $  57,350      $  11,696      $ 263,160     $( 170,199)     $ 404,980
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------

1995
Sales to unaffiliated customers          $ 245,988      $  57,018      $  43,111      $  40,899     $       --      $ 387,016
Intercompany transfers                      20,620          6,850             12        210,659       (238,141)            --
                                         ------------------------------------------------------------------------------------
    Net revenues                         $ 266,608      $  63,868      $  43,123      $ 251,558     $ (238,141)     $ 387,016
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income from operations                   $   2,489      $   6,261      $  10,370      $  21,740     $      877      $  41,737
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income before income taxes               $   8,664      $   6,189      $  10,396      $  22,505     $   (1,972)     $  45,782
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Identifiable assets                      $ 225,765      $  43,031      $  13,681      $ 177,600     $  (80,561)     $ 379,516
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------

1994
Sales to unaffiliated customers          $ 216,055      $  47,395      $  29,996      $  22,662     $       --      $ 316,108
Intercompany transfers                       6,987          3,900            224        153,718       (164,829)            --
                                         ------------------------------------------------------------------------------------
    Net revenues                         $ 223,042      $  51,295      $  30,220      $ 176,380     $ (164,829)     $ 316,108
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income from operations                   $   7,326      $   3,370      $   2,938      $  20,054     $    3,781      $  37,469
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income before income taxes               $  16,543      $   3,410      $   2,938      $  21,559     $   (4,884)     $  39,566
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Identifiable assets                      $ 233,303      $  37,151      $   2,023      $ 149,768     $  (91,693)     $ 330,552
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------


                                  THIRTY-TWO

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



THE BOARD OF DIRECTORS AND STOCKHOLDERS
VERIFONE, INC.

We have audited the accompanying consolidated balance sheets of VeriFone, Inc. at December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of VeriFone, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                       /s/ Ernst & Young LLP


PALO ALTO, CALIFORNIA
JANUARY 17, 1997




STOCK PERFORMANCE
--------------------------------------------------------------------------------


The following tables set forth, for the periods indicated, the high, low and closing prices for the Company's Common Stock as reported by the New York Stock Exchange and the Nasdaq Stock Market. VeriFone, Inc. began trading on the New York Stock Exchange on August 10, 1995. The prices shown for the period that VeriFone's Common Stock was traded on the Nasdaq Stock Market represent quotations among dealers without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.

FISCAL YEAR ENDED DECEMBER 31, 1996           HIGH            LOW         CLOSE
-------------------------------------------------------------------------------
First quarter                               47 1/2         25 3/4        42
Second quarter                              52 5/8         35 1/4        42 1/4
Third quarter                               50 1/2         34 1/8        46
Fourth quarter                              45 3/8         28 3/4        29


FISCAL YEAR ENDED DECEMBER 31, 1995           HIGH            LOW         CLOSE
-------------------------------------------------------------------------------
First quarter                               27             20 3/4        24 1/2
Second quarter                              24 3/4         19 3/4        24 1/2
Third quarter                               31 3/8         23 3/4        27 7/8
Fourth quarter                              30 3/8         24 3/4        28 5/8

As of December 31, 1996, there were approximately 1,396 holders of record of the Company's Common Stock. The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.


                                 THIRTY-THREE

QUARTERLY DATA (UNAUDITED)
--------------------------------------------------------------------------------



                                                          YEAR ENDED DECEMBER 31, 1996
                                          --------------------------------------------
                                             FIRST      SECOND       THIRD      FOURTH
(IN THOUSANDS, EXCEPT PER SHARE DATA)      QUARTER     QUARTER     QUARTER     QUARTER
--------------------------------------------------------------------------------------
Net revenues                              $102,927    $124,959    $120,897    $123,677
Costs and expenses:
   Cost of revenues                         54,368      66,661      65,928      69,293
   Research and development                 12,573      14,004      13,070      13,787
   Selling, general and administrative      27,134      29,210      27,007      25,908
                                          --------------------------------------------
   Total costs and expenses                 94,075     109,875     106,005     108,988
                                          --------------------------------------------
Income from operations                       8,852      15,084      14,892      14,689
Interest income, net                           609         750         578        (152)
                                          --------------------------------------------
Income before income taxes                   9,461      15,834      15,470      14,537
Provision for income taxes                   2,744       4,591       4,487       4,216
                                          -------------------------------------------
Net income                                $  6,717    $ 11,243    $ 10,983    $ 10,321
                                          --------------------------------------------
                                          --------------------------------------------
Net income per share                      $   0.26    $   0.43    $   0.42    $   0.42
                                          --------------------------------------------
                                          --------------------------------------------
Shares used in per share calculations       26,039      26,322      26,073      24,515
                                          --------------------------------------------
                                          --------------------------------------------


                                                          YEAR ENDED DECEMBER 31, 1995
                                          --------------------------------------------
                                             FIRST      SECOND       THIRD      FOURTH
(IN THOUSANDS, EXCEPT PER SHARE DATA)      QUARTER     QUARTER     QUARTER     QUARTER
--------------------------------------------------------------------------------------
Net revenues                              $ 80,156    $ 94,850    $102,742    $109,268
Costs and expenses:
   Cost of revenues                         41,233      48,626      54,011      58,486
   Research and development                 10,833      11,109      11,467      11,627
   Selling, general and administrative      21,235      23,127      26,238      27,287
                                          --------------------------------------------
   Total costs and expenses                 73,301      82,862      91,716      97,400
                                          --------------------------------------------
Income from operations                       6,855      11,988      11,026      11,868
Interest income, net                           496         391       2,060       1,098
                                          --------------------------------------------
Income before income taxes                   7,351      12,379      13,086      12,966
Provision for income taxes                   2,132       3,590       3,795       3,760
                                          --------------------------------------------
Net income                                $  5,219    $  8,789    $  9,291    $  9,206
                                          --------------------------------------------
                                          --------------------------------------------
Net income per share                      $   0.21    $   0.36    $   0.38    $   0.37
                                          --------------------------------------------
                                          --------------------------------------------
Shares used in per share calculations       24,389      24,173      24,423      25,186
                                          --------------------------------------------
                                          --------------------------------------------


                                 THIRTY-FOUR

CORPORATE INFORMATION
--------------------------------------------------------------------------------



BOARD OF DIRECTORS

Hatim A. Tyabji
Chairman of the Board, President
and Chief Executive Officer
VeriFone, Inc.

H.H. Haight IV*
Venture Capitalist
Advent International Corporation

J. Robert Harcharik**
Private Consultant in Telecommunications

Thomas E. Peterson*
Vice Chairman
BankAmerica Corporation and
Bank of America NT&SA

John R.C. Porter*
Chairman of the Board
Cast Alloys, Inc.

Clinton W. Silver
Former Deputy Chairman
Marks & Spencer Plc.

A. Michael Spence**
Dean, Graduate School of Business
Stanford University

R. Elton White**
Former President
NCR Corporation


 *   Audit Committee
**   Compensation Committee


VERIFONE MANAGEMENT TEAM

Hatim A. Tyabji
Chairman of the Board, President
and Chief Executive Officer

Robin A. Abrams
Vice President and General Manager,
Americas Group

William G. Barmeier
Senior Vice President, General Counsel
and Secretary

Katherine B. Beall
Vice President, Human Resources

Roger B. Bertman
Vice President, Corporate Development

Eugene K. Buechele
Vice President, Software Development

Eldon M. Bullington
Vice President and Corporate Controller

Gary L. Grant
Vice President, Asia-Pacific, Sales Operations and Marketing

George C. Hoyem
Vice President and General Manager,
Internet Commerce

Larry W. Kessler
Vice President and General Manager,
Asia-Pacific

Thomas J. Kilcoyne
Vice President, Consumer Systems Division

Curtis A. Lindemer
Treasurer

Patrick A. McGill
Vice President and Special Assistant
to the Chairman of the Board

C. Lloyd Mahaffey
Senior Vice President and General Manager,
Global Marketing and Software Systems
Division

James A. Palmer
Executive Vice President, Development and
Manufacturing

Alexander Pappas
Vice President and Chief Information Officer

Anthony T.M. Robertson
Vice President, Development

Jan-Erik Rottinghuis
Vice President, Europe, Middle East and Africa

Michael J. Shade
Vice President, Centum Consulting Services

William L. Smith
Vice President, U.S. Field Technical Support

Elmore E. Waller
Vice President and General Manager,
Petroleum Division

John Weitzner
Vice President, Operations

Robert L. Wilson
Vice President, Business Development,
Chip Card Adoption

Joseph M. Zaelit
Senior Vice President, Finance and
Administration, and Chief Financial Officer


INDEPENDENT AUDITORS

Ernst & Young LLP
Palo Alto, California


STOCKHOLDER INFORMATION

ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders will be held on Friday, May 9, 1997 at 10:00 a.m. at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025.

TRANSFER AGENT AND REGISTRAR

For questions concerning stock certificates, transfer of ownership and other matters pertaining to stock registration, please contact:

The First National Bank of Boston
c/o Boston EquiServe
Shareholder Services
m/s 45-01-20
P.O. Box 644
Boston, MA 02101-0644
Phone: 617-575-3120

COMMON STOCK

The Company's stock is listed on the New York Stock Exchange and Pacific Stock Exchange under the ticker symbol VFI.

INVESTOR INFORMATION

A copy of the Company's annual report, proxy statement, SEC Form 10-K, quarterly SEC Form 10-Qs and press releases are available free of charge by writing VeriFone's Investor Relations Department at Three Lagoon Drive, Redwood City,
CA 94065, or calling 415-598-5653.

This information is also available on our Web site: www.verifone.com.


                                  THIRTY-FIVE

CORPORATE INFORMATION
--------------------------------------------------------------------------------



VERIFONE, INC.

Three Lagoon Drive
Redwood City, CA 94065-1561
TEL: 415-591-6500
FAX: 415-598-5504
NET: www.verifone.com


RESEARCH & DEVELOPMENT

One Northwinds Center
2475 Northwinds Parkway, Suite 600
Alpharetta, GA 30201

12830 Earhart Avenue
Auburn, CA 95602-9027

16001 Bay Vista Drive, Suite 200
Clearwater, FL 34620-3102

14881 Quorum Drive, Suite 800
Dallas, TX 75240-7018

2000 West Commercial Blvd., Suite 202
Ft. Lauderdale, FL 33309-3060

Old Dispensary Road
Lapahoehoe, HI 96764-9027

800 El Camino Real
Menlo Park, CA 94025-4800

100 Kahelu Avenue
Mililani, HI 96789-3909

530 Lytton Avenue
Palo Alto, CA 94301-2539

Three Lagoon Drive
Redwood City, CA 94065-1561

VeriFone India Pvt. Ltd.
Indian Express Building, 2nd Floor
Dr. B.R. Ambedkar Road
Bangalore-560 001, India

VeriFone Technology Park
Golf View Homes
Wind Tunnel Road
Murgesh Palya
Bangalore-560 017, India

VeriFone S.A. & VeriFone B.V.
117/119 Quai de Valmy
75484 Paris, Cedex 10, France

VeriFone Pte. Ltd.
24 Raffles Place #14-01/06
Clifford Centre
Singapore 048621

VeriFone Technology Pte. Ltd.
CTS Building, 4th Floor
102 Kuang Fu South Road
10553 Taipei, Taiwan, R.O.C.

VeriFone (UK) Ltd.
Salamander Quay West
Park Lane, Harefield
Uxbridge, Middlesex
UB9 6NZ United Kingdom


MANUFACTURING

3080 Airway Avenue
Costa Mesa, CA 92626-4540

VeriFone Electronics (Kunshan) Co., Ltd.
312, Chin-Yang South Rd.
E.T.D.Z.
Kunshan, Jiang-Su Province, China
215300

VeriFone Taiwan Ltd.
6-2, Hsin Kai Fa Road
N.E.P.Z.
Kaohsiung, Taiwan, R.O.C.

VeriFone Technology Pte. Ltd.
CTS Building, 4th Floor
102 Kuang Fu South Road
10553 Taipei, Taiwan, R.O.C.


DISTRIBUTION

3080 Airway Avenue
Costa Mesa, CA  92626-4540

VeriFone Taiwan Ltd.
6-2, Hsin Kai Fa Road
N.E.P.Z.
Kaohsiung, Taiwan, R.O.C.


CUSTOMER SERVICE

3080 Airway Avenue
Costa Mesa, CA 92626-4540

12540 Westport Road
Louisville, KY 40245-3860

Transaction Technology Pty. Ltd.
Unit 8 552-560 Church Street
North Parramatta NSW 2151


U.S. SALES OFFICES

ATLANTA
USA Division Headquarters
One Northwinds Center
2475 Northwinds Parkway, Suite 600
Alpharetta, GA 30201

CHICAGO
3701 Algonquin Road, Suite 710
Rolling Meadows, IL 60008-3121

DALLAS
14881 Quorum Drive, Suite 800
Dallas, TX 75240-7018

DAYTON
580 Lincoln Park Blvd. East, Suite 222
Dayton, OH 45429-3493

LOS ANGELES
3080 Airway Avenue
Costa Mesa, CA 92626-4540

NEW YORK
One Mountain Blvd., Suite 201
Warren, NJ 07059-5613

PALO ALTO
530 Lytton Avenue
Palo Alto, CA 94301-2539

PORTLAND
VeriFone Finance, Inc.
Oregon Business Park
16100 SW 72nd Avenue, Building 18
Portland, OR 97224-7745

SAN FRANCISCO
Three Lagoon Drive
Redwood City, CA 94065-1561

TAMPA
16001 Bay Vista Drive, Suite 200
Clearwater, FL 34620-3102


INTERNATIONAL SALES OFFICES

ARGENTINA
VeriFone Argentina S.A.
Florida 375-5 Piso Of. "C"
1005 Buenos Aires, Argentina

AUSTRALIA
VeriFone Australia Pty. Ltd.
Level 9, 275 Alfred Street North
North Sydney NSW 2060, Australia

VeriFone Australia Pty. Ltd.
14 Hamilton Street
Mont Albert VIC 3127
Australia


INTERNATIONAL SALES OFFICES

BRAZIL
VeriFone de Brasil, Ltda.
Av. Dr. Chucri Zaidan, 920-90. Andar
Sao Paulo, S.P. Barsil 04583-904

CANADA
VeriFone Ltd.
33 Yonge Street, Suite 730
Toronto, Ontario  M5E 1S9, Canada

FRANCE
VeriFone S.A. & VeriFone B.V.
117/119 Quai de Valmy
75484 Paris, Cedex 10, France

GERMANY
VeriFone GmbH
Otto-von-Guericke-Ring 13-15
65205 Wiesbaden-Nordenstadt, Germany

HONG KONG
VeriFone North Asia Ltd.
20/F Chinachem Century Tower
178 Gloucester Road
Wanchai, Hong Kong

INDIA
VeriFone India Pvt. Ltd.
Indian Express Building
Dr. B.R. Ambedkar Road
Bangalore-560 001, India

ITALY
VeriFone S.r.l.
Via Cesare Cantu, 19
I-20092 Cinisello Balsamo
Milan, Italy

JAPAN
Nihon VeriFone K.K.
Gobancho Center Bldg. 3rd Fl.
10-2, Gobancho, Chiyoda-ku
Tokyo 102, Japan

Latin America & the Caribbean
One Datran Center
9100 South Dadeland Blvd.
Miami, FL 33156-7852

MEXICO
VeriFone, S.A. de C.V.
Monte Elbruz, No. 124, 3rd Floor
Deleg. Miguel Hidalgo
Mexico D.F.  11560

PEOPLE'S REPUBLIC OF CHINA
VeriFone (Beijing)
Rm. 1860 New Century Office Tower
No. 6 Southern Road, Capital Gym.
100044 Beijing, China

SINGAPORE
VeriFone Pte. Ltd.
24 Raffles Place #14-01/06
Clifford Centre
Singapore 048621

SOUTH AFRICA
VeriFone (Pty) Limited
4 Pybus Road
Wierda Valley
Sandton 2146
Republic of South Africa

SPAIN
VeriFone Espana S.A.
Francisco Giralte, 2
28002 Madrid, Spain

VeriFone Espana S.A.
Diputacion, 279 3 3
08007 Barcelona, Spain

UNITED KINGDOM
VeriFone (UK) Ltd.
Salamander Quay West
Park Lane, Harefield
Uxbridge, Middlesex
UB9 6NZ United Kingdom


                                  THIRTY-SIX

VeriFone is an equal employment opportunity and affirmative action employer.

VeriFone, the VeriFone logo, OMNI, Omnihost, Ruby SuperSystem and TRANZ are United States registered trademarks. VeriFone and the VeriFone logo are registered or pending registration in most of the foreign jurisdictions where the Company does business. In addition, SC, vGATE and vPOS are trademarks of the Company. All other brand names or trademarks appearing in this Annual Report are the property of their respective holders.

[LOGO] VERIFONE

GLOBAL HEADQUARTERS
Three Lagoon Drive
Redwood City, CA 94065-1561 #14-01/06
TEL: 415-591-6500
FAX: 415-598-5504
NET: www.verifone.com


USA DIVISION SALES & SUPPORT
One Northwinds Center
2475 Northwinds Parkway, Suite 600
Alpharetta, GA 30301
TEL: 770-410-0890
FAX: 770-754-3478

ASIA-PACIFIC SALES & SUPPORT
VeriFone Pte. Ltd.
24 Raffles Place #14-01/06
Clifford Centre
Singapore, 048821
TEL: 65-538-5110
FAX: 85-538-5120

CANADA SALES & SUPPORT
VeriFone Ltd.
33 Yonge Street, Suite 730
Toronto, Ontario M5E 1S9, Canada
TEL: 416-214-1334
FAX: 416-214-5599

EUROPE, MIDDLE EAST & AFTICA SALES & SUPPORT
VeriFone S.A. & VeriFone B.V.
117/119 Quaide Valmy
75484 Parie, Cadex 10, France
TEL: 33-153-356-000
FAX: 33-153-358-002

LATIN AMERICA & THE CARIBBEAN SALES & SUPPORT
One Datran Center
9100 South Dadeland Blvd.
Miami, FL 33156-7852
TEL: 305-670-1820
FAX: 305-670-1699